UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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NextEra Energy, Inc.

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Commencing May 11, 2012, NextEra Energy, Inc. (“NextEra Energy” or the “Company”) sent the following communication to certain shareholders:
Supplemental Information regarding Proposal 3: Approval, by non-binding advisory vote, of NextEra Energy’s compensation of its named executive officers as disclosed in the proxy statement (“say-on-pay”)
Since you are one of NextEra Energy’s key investors, the Company is writing to provide important supplemental information in connection with its say-on-pay proposal at its upcoming Annual Meeting of Shareholders. The Company is pleased to note that recommendations to vote for the proposal have been issued by proxy advisory firms Glass, Lewis & Co. (“Glass Lewis”) and Egan Jones Proxy Services, each of which concluded that the Company aligned named executive officer compensation with performance for 2011. However, proxy advisory firm ISS Proxy Advisory Services (“ISS”) has recently issued a report recommending that its clients vote against this proposal, contrary to the recommendation of the Board of Directors.
ISS recommends a vote against the Company’s say-on-pay proposal because of what ISS characterizes as a “pay-for-performance disconnect.” ISS has issued this recommendation despite what it acknowledges is a “generally positive shareholder return backdrop.” ISS noted in its report that it had recommended a vote for the Company’s named executive officer compensation at the NextEra Energy 2011 Annual Meeting of Shareholders “owing largely to positive TSR performance over the five-year term, and to a lesser degree, in the absence of poor pay practices.” ISS also has acknowledged that, including 2011 results, “the company’s five-year returns remain above industry peers,” and that “TSR performance is positive and outperformed index and industry peers” in 2011.
The Company strongly disagrees with the ISS recommendation, which the Company believes is based on an inappropriate methodology that fails to take account of NextEra Energy’s individual facts and circumstances, as discussed in the Compensation Discussion & Analysis (“CD&A”) beginning on page 34 of the proxy statement. Please keep in mind that at the 2011 Annual Meeting of Shareholders, the Company’s say-on-pay proposal was supported by 94.7% of the votes cast. The overall structure of the Company’s underlying executive compensation program has not changed since that vote, and continues to have a strong pay-for-performance orientation that the Compensation Committee believes has supported the creation of shareholder value in the past and will support increases in long-term shareholder value in the future. The ISS analysis omits or gives insufficient attention to the following facts shareholders should be aware of in order to make an informed decision on this year’s say-on-pay proposal.
ISS’s peer group selection results in an analysis that distorts the Company’s relative pay for performance.
The peer group selected by ISS to benchmark NextEra Energy’s chief executive officer compensation is incomplete, as it includes a subset of the Company’s energy services industry peers and fails to include any of its “general industry” peers. By comparison, as noted in the proxy statement, the peer group selected by the Compensation Committee includes a larger number of companies outside of the energy services industry, which encompass firms that operate in a wide range of industries, including oil and gas production, defense contracting, health insurance, consumer products, and others. As discussed in the proxy statement, the Compensation Committee believes that the use of companies from both the energy services industry and from general industry is appropriate, because the Company’s executive officers come from both within and outside of the Company’s industry, and their opportunities for alternative employment are not limited to other energy or utility companies. The Company’s chief executive officer, chief operating officer and chief financial officer, as well as the presidents of its two principal subsidiaries, were recruited from outside the Company’s industry. If ISS had performed its analysis using the full NextEra Energy peer group, using its preferred metric of total shareholder return (“TSR”), it would have found that NextEra Energy’s chief executive officer’s compensation was well aligned with that of his peers, as illustrated below in a table that replicates the ISS “relative degree of alignment” pay-for-performance test with NextEra Energy’s full peer group:

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	TSR Performance	CEO Pay
One-Year Ranking	79.1%	75.5%
Three-Year Ranking	44.1%	83.0%

NextEra Energy outperformed its peers over the 1-, 5- and 10-year periods ended December 31, 2011, which is not appropriately reflected in the ISS pay-for-performance model.
ISS focuses on the single performance metric of total shareholder return in evaluating pay for performance, and compares that return to a peer group of its own choosing over 1-, 3- and 5-year periods. The ISS recommendation is therefore heavily influenced by its focus on a 3-year period which includes unusual results with respect to the Company.
The chart below compares the Company’s TSR for the 1-, 3-, 5- and 10-year periods ended December 30, 2011 to the TSRs of the S&P 500 Electric Utilities Index, the S&P Utilities Index, the Philadelphia Exchange Utility Sector Index (“UTY”), the NextEra Energy peer group as defined in the proxy statement and the S&P 500. NextEra Energy outperformed all of these indices and the peer group over both the short and long term (with certain exceptions in the 3-year period, as discussed below).
NextEra Energy Total Shareholder Return Through 12-30-11 vs. Various Indices

	1-year TSR	3-year TSR	5-year TSR	10-year TSR
NextEra Energy	21.9%	35.7%	32.9%	208.7%
S&P 500 Electric Utilities Index, total return	21.1%	29.5%	18.2%	128.6%
S&P 500 Utilities Index, total return	20.0%	41.6%	20.1%	86.4%
UTY, total return[1]	18.8%	36.2%	19.1%	78.0%
NextEra Energy peer group (median performance)	1.4%	43.0%	15.9%	123.7%
S&P 500, total return	2.1%	48.6%	-1.2%	33.3%

ISS’s focus on the 3-year TSR is misplaced because it fails to take into account the effect of the failure of NextEra Energy’s stock price to drop as precipitously in the tumultuous market conditions of late 2008 as the stock prices of others in its industry and peer group. When stock prices recovered, companies whose stock prices sustained the largest declines experienced greater percentage gains than those companies, such as NextEra Energy, whose stock had held more of their value during the economic crisis. Given the unprecedented nature of the 2008 economic turmoil and its disparate effect on stock prices, ISS’s emphasis on the 3-year TSR inappropriately distorts the true picture of NextEra Energy’s comparative performance.

In addition to the Company’s strong historical performance shown in the chart above, NextEra Energy’s TSR for the period January 1, 2012 through May 10, 2012, significantly outperformed all utility indices and the NextEra Energy peer group as defined in the proxy statement:
NextEra Energy Total Shareholder Return Through 5-10-12 vs. Various Indices

TSR
NextEra Energy	8.0%
S&P 500 Electric Utilities Index, total return	-1.2%
S&P 500 Utilities Index, total return	0.9%
UTY, total return[1]	0.3%
NextEra Energy peer group (median performance)	2.0%
S&P 500, total return	8.5%
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1 Calculated assuming a 4.0% annual dividend yield reinvested quarterly.

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The substantial majority of named executive officer compensation is performance-based, including a significant portion of cash compensation and all long-term compensation.
The ISS analysis draws a general conclusion that there is a “pay-for-performance disconnect,” but omits the percentage of named executive officer pay tied to Company performance. For 2011, as discussed in the CD&A, 86% of the CEO’s total compensation opportunity was performance-based and at risk, while an average of 78% of the total compensation opportunity of the remaining NEOs was performance-based and at risk.
In addition, as set forth in the CD&A, in October 2010, in advance of the Compensation Committee’s initial determinations about 2011 executive compensation, the Compensation Committee’s compensation consultant provided a detailed pay-for-performance analysis of the alignment between the chief executive officer’s pay and Company performance, and concluded that the pay of the Company’s chief executive officer was very well aligned to Company performance over both the short and long term. Over the 5-year period analyzed, the Company performed in the top quartile relative to its energy services industry peers, while realizable pay was commensurate with NextEra Energy’s relative performance and size.
The Company continues to emphasize improved pay practices.
In its report, ISS acknowledges that its own Governance Risk indicators (or GRId) framework “has not identified specific concerns within Compensation.” In fact, ISS noted that since issuance of its recommendation in support of last year’s say-on-pay vote, “a number of improvements were made to pay practices.” These improvements include the following:

➢
As more fully described in the CD&A, the current chairman and chief executive officer, who will transition to the role of executive chairman on July 1, 2012, has waived his rights under his retention agreement to receive any payments or other benefits as a result of, or in connection with, a change in control or a potential change in control of the Company, including, without limitation, payment of cash severance, accelerated vesting and payout of equity awards, and excise tax gross-up payments.

➢	The successor chief executive officer will not have an employment agreement.

➢
The Company’s Stock Retention Policy was amended to provide that all of the named executive officers (among other officers) must retain all shares of restricted stock which vest after March 2012 for a minimum of 24 months (net of shares used to pay taxes).

➢
The Board adopted an incentive compensation recoupment, or “clawback,” policy which provides for recoupment of incentive compensation granted after policy adoption from current and former executive officers in the event of the occurrence of the triggering events described in the CD&A.

➢
The Company’s equity compensation plan was amended to prohibit all share recycling and to provide that awards of stock options and stock appreciation rights will, subject to a de minimis exception, have a minimum full vesting period of three years.

Conclusion
The strong performance orientation of NextEra Energy’s executive compensation program has helped to drive the Company’s superior results over the past decade. During this period, the Company has significantly increased almost every key measure of performance and has consistently been a leader in the creation of shareholder value. Even though the Company’s pay-for-performance philosophy and practices have earned strong shareholder support over the years, the Company has not relaxed its focus on continually enhancing features of its compensation program that support the generation of superior returns. Glass Lewis and Egan Jones Proxy Services have both concluded that the Company’s named executive officer compensation was aligned with performance for 2011. The failure of ISS to do so is the result of its use of a “one-size-fits-all” methodology that does not present an accurate picture of this alignment in the context of NextEra Energy’s own circumstances.
For the foregoing reasons, NextEra Energy believes that ISS’s recommendation is unwarranted and requests that you vote FOR the say-on-pay proposal (Proposal 3) included in the proxy statement.
This information is being provided to certain shareholders in addition to NextEra Energy’s proxy statement dated April 9, 2012, which you have already received. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you may change your vote at any time before the annual meeting to be held on May 25, 2012 by giving new voting instructions as described in more detail in the proxy statement.

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